EXHIBIT 11A


                                  [DP&R LETTERHEAD]



                                        October 24, 1996


          Mackenzie Series Trust
          700 South Federal Highway
          Suite 300
          Boca Raton, FL 33432

          Ladies and Gentlemen:

               As counsel for Mackenzie Series Trust (the "Trust"), we are familiar with the registration of the Trust under the Investment Company Act of 1940 (File No. 811-4322) and the registration statement relating to its shares of beneficial interest (the "Shares") under the Securities Act of 1933 (File No. 2-98292) (the "Registration Statement"). We also have examined such other records of the Trust, agreements, documents and instruments as we deemed appropriate.

               Based upon the foregoing, it is our opinion that the Shares being registered pursuant to Post-Effective Amendment No. 24 to the Trust's Registration Statement will, when sold at the public offering price and delivered by the Trust against receipt of the net asset value of the Shares in accordance with the terms of the Registration Statement and the requirements of applicable law, have been duly and validly authorized, legally and validly issued, and fully paid and non-assessable.

               We consent to the filing of this opinion on behalf of the Trust with the Securities and Exchange Commission in connection with the filing of Post-Effective Amendment No. 24.

                                        Very truly yours,

                                        DECHERT PRICE & RHOADS